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                                                                   Exhibit 23.02


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Citicorp:

We consent to the incorporation by reference of our report dated January 20, 1998 relating to the consolidated balance sheets of Citicorp and subsidiaries as of December 31, 1997 and 1996, the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related consolidated balance sheets of Citibank, N.A. and subsidiaries as of December 31, 1997 and 1996, in Amendment No. 2 to the Registration Statement dated February 10, 1999 on Form S-3 ("Registration Statement") of Citigroup Inc. (formed as a result of the merger between Travelers Group Inc. and Citicorp which has been accounted for as a pooling of interests), Citigroup Capital VI, Citigroup Capital VII, Citigroup Capital VIII, Citigroup Capital IX, Citigroup Capital X, Citigroup Capital XI, Citigroup Capital XII, and Citigroup Capital XIII and to the reference to our firm under the heading "Experts" in the Registration Statement. Our report with respect to these consolidated financial statements is included in the 1997 Citicorp Annual Report and Form 10-K.

/s/ KPMG LLP
--------------------------------
New York, New York
February 9, 1999